Execution Copy

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                               TOWER BANCORP, INC.
                                       AND
                            FNB FINANCIAL CORPORATION

      WHEREAS, Tower Bancorp, Inc. ("Tower") and FNB Financial Corporation
("FNB") have entered into an Agreement and Plan of Merger dated September 21, 2005 (the "Agreement");

      WHEREAS, Tower and FNB intend that unless specifically defined herein, all capitalized terms in this amendment shall have the same meaning as the defined terms in the Agreement.

      WHEREAS, Tower and FNB mutually agree to amend and modify the Agreement to permit Election Forms to be mailed to FNB shareholders separately from the Prospectus/Proxy Statement;

      WHEREAS, Tower and FNB believe that this amendment is in the best interests of all parties.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tower and FNB, intending to be legally bound hereby, agree as follows:

      1. Effective as of the date of this amendment, Section 2.02(b) of the Agreement is amended and restated as follows:

      (b) Election Procedures. Tower and FNB shall cause the Exchange Agent to mail an Election Form to holders of FNB Common Stock not more than forty (40) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

            (i) To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of FNB Common
                  Stock (the "Common Stock Election Shares"); or

            (ii)  To elect to receive the Cash Consideration with respect to all or a portion of their shares of FNB Common Stock (the "Cash
                  Election Shares").
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                                                                  Execution Copy

                  Tower and FNB shall each use its reasonable efforts to make the Election Form available to all persons who become holders of FNB Common Stock during the period between the record date for the FNB Shareholders Meeting and the Election Deadline.
                  Any holder's Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the FNB Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such FNB Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such FNB
                  Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of FNB Common Stock: (i) does not submit a properly completed
                  Election Form before the Election Deadline; (ii) revokes an
                  Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to Section 2.05(b) of this Agreement, the shares of FNB Common Stock held by such holder shall be designated "No-Election Shares." Nominee record holders who hold FNB Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash
                  Election Shares and No-Election Shares.

                  For purposes of this Section 2.02, any Dissenting FNB Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

      2. The parties further agree that this amendment is an amendment within the meaning of Section 8.03 of the Agreement and that this amendment complies with the terms and provisions thereof.

      3. Except as provided in this amendment, all terms and conditions of the Agreement remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed thereon this 14th day of December, 2005.

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
ATTEST:                                     TOWER BANCORP, INC.

By: /s/ John H. McDowell Sr.                By: /s/ Jeffrey B. Shank
        ----------------------------------          -------------------------------------
        John H. McDowell Sr., Secretary             Jeffrey B. Shank
                                                    President and Chief Executive Officer

ATTEST:                                     FNB FINANCIAL CORPORATION

By: /s/ Margaret Kobel                      By: /s/ John C. Duffey
        ----------------------------------          -------------------------------------
        Margaret Kobel, Secretary                   John C. Duffey
                                                    President and Chief Executive Officer